Exhibit 10.17

SEVENTY SEVEN ENERGY INC. 2014 INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
Participant:______________________________        Award Number:________________

Effective as of ______________ (the “Grant Date”), the Participant has been granted a Restricted Stock Award (the “Award”) under the Seventy Seven Energy Inc. 2014 Incentive Plan (the “Plan”) with respect to ______ shares of Common Stock (“Restricted Stock”). The Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”) and the terms and conditions of the Plan as the same may be amended from time to time. Capitalized terms used in this Agreement are defined elsewhere in this Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

1.	Terms of Award.

a.
Escrow of Shares. A certificate or book-entry equivalent representing the Restricted Stock shall be issued in the name of the Participant and shall be escrowed with the Secretary of the Company (the “Escrow Agent”) subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Agreement.

b.
Vesting. The shares of Restricted Stock will vest based on the Participant’s continuous employment with or service to the Company or a Subsidiary through the applicable Vesting Date in accordance with the following schedule:

Percentage of Restricted Stock Award	Vesting Dates

Once vested pursuant to the terms of this Agreement, the Restricted Stock shall be deemed “Vested Stock.”
[Optional:

a.
Vesting on Involuntary Termination. If the Participant’s employment with the Company terminates prior to a Vesting Date, the unvested shares of Restricted Stock shall vest in accordance with the following:

(i)
if the Participant is a party to an individual employment agreement with the Company (“Employment Agreement”), any unvested shares of Restricted Stock outstanding on the Participant’s termination date shall vest upon the

Participant’s termination of employment in accordance with the terms of the Employment Agreement; and

(ii)
if the Participant is not a party to an Employment Agreement or if the Employment Agreement to which the individual is a party does not address vesting of equity awards, and if the Participant’s employment with the Company is terminated (A) by the Participant for Good Reason (as defined below), or (B) by the Company without cause (as determined in the reasonable judgment of the Company), then any unvested shares of Restricted Stock outstanding on the Participant’s termination shall become Vested Stock upon such termination date.

For purposes of this Agreement, the term “Good Reason” means the occurrence of any of the following, while the Participant is employed by the Company without the Participant’s written consent:

(I)	a reduction in the employee’s base salary, unless such reduction is less than or equal to five percent (5%);

(II)	a permanent relocation of the employee’s principal place of employment by more than 50 miles from the location in effect immediately prior to such relocation;

(III)	any material breach by the Company of any material provision of an individual employment agreement with the employee, if any; or

(IV)	a material diminution in the nature or scope of the employee’s authority or responsibilities.
The Participant’s termination of employment shall not be treated as having occurred on account of Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Participant does not terminate employment for Good Reason within thirty (30) days after such cure period, then the Participant will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.]

b.
Voting Rights and Dividends. Subject to the restrictions on transfer and forfeiture set forth in this Agreement, the Participant will have customary rights of a shareholder attributable to the shares of Restricted Stock, including the rights to vote and to receive dividends on the shares provided that the Participant is an Employee or Consultant on the dividend payment date. The Participant appoints the Company to be the Participant’s agent to receive for the Participant dividends on shares based on record dates that occur during the Restriction Period and to which the Participant is entitled hereunder. The Company will transmit such dividends, net of required taxes pursuant to Section 3, to or for the account of the Participant no later than March 15th of the year following the year in which the dividend payment date occurs.

c.
Vested Stock - Removal of Restrictions. Upon Restricted Stock becoming Vested Stock, all restrictions shall be removed from the Restricted Stock and the Secretary of the Company shall deliver to the Participant shares either in certificate form or via D.W.A.C. (delivery/withdrawal at custodian) representing such Vested Stock free and clear of all restrictions, except for any applicable securities laws restrictions or restrictions pursuant to the Company’s clawback or recoupment policies as in effect from time to time.

d.
Forfeiture. Restricted Stock that does not become Vested Stock pursuant to the terms of this Agreement shall be absolutely forfeited and the Participant shall have no future interest therein of any kind whatsoever. In the event the Participant’s employment with or service to the Company or a Subsidiary terminates prior to all shares of Restricted Stock becoming Vested Stock, then such unvested shares of Restricted Stock shall be absolutely forfeited on the date of termination and the Participant shall have no further interest therein of any kind whatsoever. The Committee may, in its discretion, accelerate the vesting of the Restricted Stock in the event of the Participant’s death, Disability or termination due to special circumstances (as determined by the Committee in its sole discretion).

2.
Nontransferability of Award. Restricted Stock is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, Restricted Stock contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Restricted Stock involved in such attempt.

3.
Withholding. All distributions under or with respect to this Award are subject to withholding of all applicable taxes, and the delivery of any shares and other benefits under this Award are conditioned on satisfaction of the applicable tax withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock which the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under this Award; provided, however, that shares of Common Stock under subparagraph (c) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including without limitation payroll taxes, that are applicable to such supplemental taxable income). The Company shall have the right to deduct from this Award shares sufficient to satisfy any tax withholdings required by law. The Company in its sole discretion may also withhold any required taxes from dividends paid on the Restricted Stock.

4.
Notification of 83(b) Election. If the Participant makes an election in accordance with Section 83(b) of the Code to be taxed on the Restricted Stock in the year in which the Grant Date occurs, he or she must so notify the Company in writing, file the election with the Internal Revenue Service within thirty (30) days after the Grant Date, provide the Company with a copy of the 83(b) election at the same time the election is filed with the Internal Revenue Service and promptly pay the Company the amount the Company determines is needed to satisfy tax withholding requirements. In the event the Participant makes an 83(b) election without consulting with the Company as to the payment of required withholding taxes, the Company may withhold from other payments to the Participant amounts necessary to effect the required withholding.

5.
Amendments. This Agreement may be amended by a written agreement signed by the Company and the Participant; provided, however, that the Committee may modify the terms of this Agreement without the consent of the Participant in any manner that is not adverse to the Participant.

6.
Securities Law Restrictions. This Award shall be vested and Common Stock issued pursuant to the Award only in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of vesting and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.

7.	Participant Misconduct; Compensation Recovery.

a.
Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary, the Award and any unvested shares issued pursuant to the Award may be cancelled, in whole or in part. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary shall be determined by the Committee in good faith and in its sole discretion. This Section 7 shall have no effect and be deleted from this Agreement following a Change in Control.

b.
The Award made pursuant to this Agreement, and the shares of Common Stock issued pursuant to the Award, is subject to recovery pursuant to the Company’s compensation recovery policy as in effect from time to time. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy as in effect from time to time, the Company shall have the right to recover shares of the Company’s Common Stock awarded to or issued to the Participant pursuant to this Award.

8.
Adjustment of Award.  The number of shares of Restricted Stock subject to this Agreement may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Stock. The Participant agrees that the term Restricted Stock shall include any shares or other securities which the Participant may receive or be entitled to receive as a result of the ownership of the original Restricted Stock, whether they are issued as a result of a share split, share dividend, recapitalization, or other subdivision or consolidation of shares effected without receipt of consideration by the Company or the result of the merger or consolidation of the Company, or sale of assets of the Company.

9.
Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to Participant at his e-mail address specified in the Company’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.

10.
Award Not Contract of Employment or Continued Service.  The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Agreement.

11.
Binding Effect and Governing Law. This Agreement shall be (a) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (b) governed and construed under the laws of the State of Oklahoma and applicable U.S. law

12.
Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Seventy Seven Energy Inc.
By:__________________________
Its:___________________________

Participant
______________________________